UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Ordinary Shares - £1.00 par value per share	LIVN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and Notes

On March 8, 2024, LivaNova PLC (“LivaNova”) issued $345 million aggregate principal amount of its 2.50% convertible senior notes due 2029 (the “Notes”), including $45 million aggregate principal amount issued pursuant to the exercise in full of the initial purchasers’ option to purchase additional Notes. The Notes were issued pursuant to an indenture, dated as of March 8, 2024 (the “Indenture”), between LivaNova and Citibank, N.A., as trustee. Additionally, on March 8, 2024, LivaNova’s wholly-owned subsidiary, LivaNova USA, Inc., entered into separate and individually negotiated transactions with certain holders of LivaNova USA, Inc.’s existing 3.00% Cash Exchangeable Senior Notes due 2025 (the “Cash Exchangeable Senior Notes”), issued by LivaNova USA, Inc. and guaranteed by LivaNova, to repurchase $230 million aggregate principal amount of the Cash Exchangeable Senior Notes for an aggregate cash amount of approximately $270.5 million (including accrued and unpaid interest) (the “Note Repurchases”).

LivaNova received net proceeds from the offering of approximately $333.0 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by LivaNova. LivaNova used (1) approximately $31.6 million of the net proceeds of the offering to pay the cost of entering into capped call transactions described below, (2) approximately $270.5 million of the net proceeds of the offering to pay the purchase price for the Note Repurchases and (3) the remaining proceeds for general corporate purposes.

The Notes are general senior unsecured obligations of LivaNova. The Notes will bear interest at a rate of 2.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2024. The Notes will mature on March 15, 2029, unless earlier repurchased, redeemed or converted in accordance with their terms.

The initial conversion rate of the Notes is 14.4085 of LivaNova’s ordinary shares, with a nominal value of £1.00 per share, per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $69.40 per ordinary share). The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of LivaNova’s ordinary shares on March 5, 2024. Upon conversion of the Notes, LivaNova will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, LivaNova’s ordinary shares, or a combination of cash and LivaNova’s ordinary shares, at LivaNova’s election, in respect of the remainder, if any, of LivaNova’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding December 15, 2028 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2024 (and only during such calendar quarter), if the last reported sale price of LivaNova’s ordinary shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of LivaNova’s ordinary shares and the conversion rate on each such trading day; (3) if LivaNova calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after December 15, 2028 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if LivaNova delivers a notice of redemption, LivaNova will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or convert its Notes called (or deemed called) for redemption in connection with such notice of redemption, as the case may be.

On or after March 22, 2027, LivaNova may redeem for cash all or part of the Notes, at LivaNova’s option, if the last reported sale price of LivaNova’s ordinary shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which LivaNova provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case LivaNova will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed). No sinking fund is provided for the Notes. LivaNova may also redeem the notes at its option, at any time, in whole but not in part, only upon the occurrence of certain tax related events.

If LivaNova undergoes a fundamental change, holders may require LivaNova to repurchase for cash all or any portion of the holders’ Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The foregoing description of the terms of the Indenture and the Notes is not intended to be complete and is qualified in its entirety by reference to the text of the Indenture and the Notes, which are attached as Exhibit 4.1 and 4.2 respectively and are incorporated by reference herein.

Capped Call Transactions

In connection with the pricing of the Notes, LivaNova entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and another financial institution, as option counterparties. LivaNova subsequently entered into additional capped call transactions with the option counterparties in connection with the initial purchasers’ exercise in full of their option to purchase additional Notes. The capped call transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of LivaNova’s ordinary shares initially underlying the Notes.

The capped call transactions are expected generally to compensate (through the payment of cash to LivaNova) for potential dilution to LivaNova’s ordinary shares upon conversion of any Notes and to offset any cash payments made in excess of the principal amount of converted Notes, as the case may be, in the event that the market price of ordinary shares, as measured under the terms of the capped call transactions, exceeds the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to customary anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. If, however, the market price per ordinary share, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution the effect of which would not be compensated for and/

or there would not be an offset of such cash payments, in each case, to the extent that such market price exceeds such cap price of the capped call transactions. The cap price of the capped call transactions is initially $94.2840 per share, which represents a premium of 80% over the last reported sale price of LivaNova’s ordinary shares on March 5, 2024 and is subject to certain adjustments under the terms of the capped call transactions.

The capped call transactions are separate transactions entered into by LivaNova with the option counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the capped call transactions.

The foregoing description of the terms of the capped call transactions is not intended to be complete and is qualified in its entirety by reference to the text of the form of confirmation for the capped call transactions, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Incremental Amendment No. 3 to Credit Agreement

In connection with the offering of the Notes, LivaNova, along with LivaNova USA, Inc., entered into a new incremental facility amendment (the “Incremental Amendment No. 3”) to its First Lien Credit Agreement dated August 13, 2021 with the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as First Lien Administrative Agent and First Lien Collateral Agent, as from time to time amended (the “Credit Agreement”).

The Incremental Amendment No. 3 provides for LivaNova USA, Inc. to, among other things, obtain commitments for a new revolving facility from a syndicate of lenders in an aggregate principal amount of $225 million (the “Incremental Revolving Facility”). The Incremental Revolving Facility will be available to be drawn by LivaNova USA, Inc. until the fifth anniversary of the entering into of the Incremental Amendment No. 3 and entirely replaced the $125 million revolving facility previously provided for under the Credit Agreement. Proceeds of the Incremental Revolving Facility will be used for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02 Unregistered Sale of Equity Securities.

See Item 1.01 above, which is incorporated by reference herein. LivaNova offered and sold the Notes to the initial purchasers in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers offered and sold the Notes to qualified institutional investors pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes, the ordinary shares, if any, deliverable upon conversion of the Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. They may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

To the extent that any of LivaNova’s ordinary shares are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of ordinary shares.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

No.	Description
4.1	Indenture, dated as of March 8, 2024 (the “Indenture”) between LivaNova PLC and Citibank, N.A., as trustee.
4.2	Form of Global Note, representing LivaNova’s 2.50% convertible senior notes due 2029 (included as Exhibit A to the Indenture filed as Exhibit 4.1).
10.1	Form of Confirmation for Capped Call Transactions
10.2
Incremental Facility Amendment No. 3 to Credit Agreement, dated as of March 8, 2024, by and among LivaNova Plc, LivaNova USA, Inc., the Third Incremental Amendment Revolving Lenders, Goldman Sachs Bank USA, the Term Lenders parties hereto, the Issuing Banks, the Swingline Lenders and, for purposes of Sections 7 and 9 only, the other Loan Parties as of the date hereof.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: March 8, 2024	By: /s/ Michael Hutchinson
Name: Michael Hutchinson
Title: SVP, Company Secretary & Chief Legal Officer